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                                                                     Exhibit 8.0
                                                                     -----------

                                                                           DRAFT


                             [Form of Tax Opinion]

                               ___________, 2001


F&M National Corporation                      Atlantic Financial Corp.
9 Court Square                                737 J. Clyde Morris Blvd.
Post Office Box 2800                          Newport News, Virginia 23061
Winchester, Virginia 22604


                  Opinion With Respect to Certain Tax Matters
                             Relating to Merger of
                            Atlantic Financial Corp.
                                      into
                            F&M National Corporation
                            ------------------------

Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the proposed merger of Atlantic Financial Corp., a Virginia corporation ("Atlantic Financial"), with and into F&M National Corporation, a Virginia corporation ("F&M") pursuant to an Agreement and Plan of Reorganization, dated as of July 5, 2000 (the "Agreement"), by and between F&M and Atlantic Financial.


                                   The Merger
                                   ----------

     Pursuant to the Agreement and the Plan of Merger (the "Plan") attached as Exhibit A to the Agreement, and subject to various regulatory approvals, Atlantic Financial will be merged with and into F&M in accordance with the provisions of, and with the effect provided in, the Virginia Stock Corporation Act (the "Merger"). As a result of the Merger, F&M will become the parent holding company of Peninsula Trust Bank, the banking subsidiary of Atlantic Financial (which shall change its name to F&M Bank-Atlantic after the Merger), as well as F&M's current subsidiary banks, all of which will continue to conduct their businesses in substantially the same manner as prior to the Merger.

     At the effective date of the Merger, and pursuant to the Plan, each share of common stock of Atlantic Financial ("Atlantic Financial Common Stock") will be
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F&M National Corporation
Atlantic Financial Corp.
____________, 2001
Page 2

exchanged for and converted into 0.753 shares of common stock of F&M ("F&M Common Stock"), plus cash in lieu of issuing fractional shares of F&M Common Stock.


                                Our Examination
                                ---------------

     In connection with the preparation of this opinion, we have examined such documents concerning the Merger as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof.

     As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement as well as the additional representations set forth below. In particular, we have assumed that there is no plan or intention on the part of the shareholders of Atlantic Financial to sell or otherwise dispose of the F&M Common Stock received by them in the Merger which would have the effect set forth in paragraph B of the "Additional Representations" below.


                           Additional Representations
                           --------------------------

     In connection with the proposed Merger, the following additional representations have been made to and relied upon by us in the preparation of this opinion:

     A. The fair market value of F&M Common Stock received by Atlantic Financial shareholders will be approximately equal to the fair market value of Atlantic Financial Common Stock to be surrendered in exchange therefor, and the exchange ratio used in such exchange is the result of arm's length negotiations.

     B. To the best knowledge of the management of Atlantic Financial, there is no plan or intention on the part of Atlantic Financial 's shareholders to sell or otherwise dispose of F&M Common Stock received by them in the Merger that will reduce their holdings of F&M Common Stock to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all of the Atlantic Financial Common Stock held by Atlantic Financial shareholders on the effective date of the Merger. For purposes of this representation, shares of Atlantic Financial Common Stock exchanged for cash in lieu of fractional shares of F&M Common Stock will be treated as outstanding shares of Atlantic Financial Common Stock on the effective date of the Merger. In addition, shares of Atlantic Financial Common Stock and shares of F&M Common Stock held by Atlantic Financial shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be
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F&M National Corporation
Atlantic Financial Corp.
____________, 2001
Page 3

considered in making this representation.

     C. F&M has no plan or intention to sell or otherwise dispose of any of the assets of Atlantic Financial to be transferred to F&M in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

     D. Each party to the Merger will pay its own expenses, if any, incurred in connection with the Merger.

     E. Following the Merger, F&M will continue the historic business of Atlantic Financial.

     F. F&M has no plan or intention to redeem or reacquire any of its stock to be issued in the Merger.

     G. The liabilities of Atlantic Financial to be assumed by F&M as a result of the Merger and the liabilities to which Atlantic Financial 's assets are subject were incurred in the ordinary course of business and are associated with the assets to be transferred in the Merger.

     H. There is no intercorporate indebtedness existing between F&M and Atlantic Financial that was issued, acquired or will be settled at a discount.

     I. The fair market value and adjusted basis of the assets of Atlantic Financial to be transferred to F&M in the Merger will equal or exceed the sum of the liabilities assumed by F&M plus the amount of liabilities to which the Atlantic Financial assets are subject.

     J. No dividends or other distributions will be made with respect to any Atlantic Financial Common Stock immediately before the proposed Merger, except for regular, normal distributions.

     K. None of the shares of F&M Common Stock, cash in lieu of fractional shares or other property received by any shareholder-employee of Atlantic Financial in exchange for Atlantic Financial Common Stock pursuant to the Merger constitutes or is intended as compensation for services rendered, or is considered separate consideration for, or allocable to, any employment agreement, warrant, stock option or other relationship. None of the compensation to be received by any shareholder-employee of Atlantic Financial, or options to acquire F&M Common Stock which are exchanged for options to acquire Atlantic Financial Common Stock in connection with the Merger, will be separate consideration for, or allocable to, any of such shareholder-employee's
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F&M National Corporation
Atlantic Financial Corp.
____________, 2001
Page 4

Atlantic Financial Common Stock. In addition, any compensation paid to any shareholder-employee of Atlantic Financial, including any shares of F&M Common Stock or options to purchase F&M Common Stock received by such shareholder-employee in exchange for and in cancellation of any option or warrant to purchase shares of Atlantic Financial Common Stock existing as of the effective date of the Merger, will constitute and be intended as compensation for services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     L.  No two parties to the Merger are investment companies as defined in
Section 368(a)((2)(F)(iii) and (iv) of the Code, and for each of F&M and Atlantic Financial, less than 50 percent of the fair market value of its total assets (excluding cash, cash items, government securities, and stock and securities in any 50 percent or greater subsidiary) consists of stock and securities.

     M. Atlantic Financial is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     N. Cash paid to Atlantic Financial shareholders in lieu of issuing fractional shares of F&M Common Stock will be paid solely for the purpose of saving the expense and administrative inconvenience of issuing fractional shares, will not be separately bargained for consideration and will represent only a mechanical rounding off of the number of shares of F&M Common Stock to be issued to Atlantic Financial shareholders.


                                  Tax Opinion
                                  -----------

     Based upon the foregoing, subject to the limitations expressed herein, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

     1. The Merger will constitute and qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

     2. No gain, other income or loss will be recognized by F&M (Section 1032 of the Code) or Atlantic Financial (Section 361 of the Code) as a result of the Merger.

     3. To the extent that shareholders of Atlantic Financial receive F&M Common Stock solely in exchange for their shares of Atlantic Financial Common Stock, they will recognize no gain or loss as a result of the Merger. Section 354(a)(1) of the Code.
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F&M National Corporation
Atlantic Financial Corp.
____________, 2001
Page 5

     4. An Atlantic Financial shareholder who receives cash in lieu of a fractional share of F&M Common Stock will be treated as if the fractional share of F&M Common Stock had been issued and then redeemed by F&M. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code, then the Atlantic Financial shareholder will be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302 of the Code. If the deemed redemption distribution is essentially equivalent to a dividend, then the Atlantic Financial shareholder will be treated as receiving a dividend distribution under Section 301(c)(1) of the Code, as provided in
Section 302(d) of the Code. See Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 489 U.S. 726 (1989) and Revenue Ruling 66-365, 1966-2
   ---------------------
C.B. 116.

     5. The tax basis of F&M Common Stock received by Atlantic Financial shareholders who exchange their Atlantic Financial Common Stock for F&M Common Stock will be the same as the tax basis of Atlantic Financial Common Stock surrendered in exchange therefor. Section 358(a)(1) of the Code.

     6. The holding period of F&M Common Stock received by Atlantic Financial shareholders will include the period during which Atlantic Financial Common Stock surrendered in exchange therefor was held by such Atlantic Financial shareholders, provided the Atlantic Financial Common Stock was held as a capital asset on the date of the exchange.

     This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings, and case law, in effect as of the date hereof.

     This opinion is provided in connection with the Merger as required by
Section 5.1(d) of the Agreement, is solely for the benefit of F&M, Atlantic Financial and Atlantic Financial shareholders, and may not be relied upon in any other manner or by any other person. This opinion may not be disclosed to any other person or used in any other manner without the prior written consent of the undersigned.

                                               Very truly yours,